Exhibit 99.7

On September 15, 2011, I/P Engine, Inc. (“I/P Engine”) filed a patent infringement lawsuit in the United States District Court, Eastern District of Virginia, Alexandria Division against AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation for patent infringement regarding two of the Lycos Patents (U.S. Patent Nos. 6,314,420 and 6,775,664). The case was assigned to the Norfolk Division.

The patents relate to relevance filtering technology used in the search engine industry to place high quality advertisements in the best positions on websites and thereby maximizing the potential for generating substantial advertising revenue to the website owner. In this lawsuit, I/P Engine alleges that the defendants have used, and continue to use, search and search advertising systems that infringe upon our relevant filtering patents. I/P Engine is seeking unspecified compensatory damages, past and future, amounting to no less than reasonable royalties and attorneys’ fees.

On November 4, 2011, I/P Engine entered into a stipulation with all of the defendants, which provided, among other things, that: (i) I/P Engine would provide the defendants with a preliminary identification of the asserted claims, and representative claim charts, and (ii) the defendants would not move or otherwise seek to transfer or sever any party from the action, or otherwise assert that the Eastern District of Virginia is inconvenient for any reason. The defendants filed their answers to the complaint on November 14, 2011, and also asserted declaratory judgment counterclaims of non-infringement and invalidity.

On November 28, 2011, all defendants (except AOL, which asserted no such allegation) amended their counterclaims to remove an allegation of unenforceability. On December 5, 2011, I/P Engine filed answers to AOL’s counterclaims.

On December 9, 2011, I/P Engine filed answers to the counterclaims of the remaining defendants.

On February 15, 2012, the Court entered a scheduling order in the case setting a Markman hearing for June 4, 2012 and trial for October 16, 2012.

After giving effect to the costs and expenses of the litigation, I/P Engine expects that it will retain approximately 80% of any recovery awarded or agreed to in settlement of this litigation.